UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 22, 2016

Magellan Midstream Partners, L.P.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-16335

DE	73-1599053
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Williams Center, Tulsa, OK 74172
(Address of principal executive offices, including zip code)

(918) 574-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2016, Patrick C. Eilers, who has served as a director of the general partner of Magellan Midstream Partners, L.P. (the “Partnership”) since 2003, informed the Partnership he is withdrawing his name as a nominee for election as a Class II director at the 2016 Annual Meeting of Limited Partners to be held on April 21, 2016 and resigning effective March 25, 2016 to pursue other interests.  Mr. Eilers has accepted a full-time position with a firm that has a policy restricting its employees from serving on the board of directors of a public company.  Mr. Eilers’ withdrawal as a nominee for election and resignation is not the result of any disagreement with the Partnership on any matter relating to the Partnership’s operations, policies or practices.

Mr. Eilers’ resignation has created a vacancy in Class II of our general partner’s board of directors (the “Board”).  The Board has made no decision regarding the filling of the vacancy in Class II of the Board at this time. The Board expects that it will address this issue as promptly as practicable after receipt of recommendations from the Board’s Nominating and Governance Committee. Walter R. Arnheim, the other Class II director nominee named in the 2016 Proxy Statement, will stand for election at the 2016 Annual Meeting of Limited Partners. Notwithstanding Mr. Eilers’ resignation and withdrawal, the form of proxy card included in the Partnership’s definitive proxy materials remains valid. However, any votes that are or have been submitted with the instruction to vote for all of the Board’s nominees will be voted only for Mr. Arnheim, and any votes that are or have been submitted with the instruction to vote for Mr. Eilers will be disregarded. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Magellan Midstream Partners, L.P.

By: Magellan GP, LLC, its general partner
Date: March 25, 2016                    By: /s/ Suzanne H. Costin
Suzanne H. Costin
Corporate Secretary